================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               ICOS Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

March 30, 2000

Dear Stockholder:

   I cordially invite you to ICOS Corporation's Annual Meeting of Stockholders, to be held on Thursday, May 4, 2000, at 9:30 a.m., at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101.

   This year you are asked to (1) elect three members to the Company's Board of Directors and (2) ratify the appointment of KPMG LLP as the Company's independent public accountants for fiscal year 2000.

   As the Company's Chairman, I urge you to elect the three nominated Directors and vote "For" the remaining proposal. It is important that your shares be represented, whether or not you plan to attend the meeting. Therefore, please take a few minutes to vote now. To validate your vote, you must follow the specified instructions on your proxy card or mark, sign and date the reverse side of the enclosed proxy card. Please mail the completed proxy card in the enclosed prepaid envelope.

   After the transaction of formal business at the meeting, management will provide an update on the Company's progress. We will also respond to questions from stockholders. After the meeting, we invite you to tour our Bothell facility. We will provide limited roundtrip transportation from the Four Seasons Olympic Hotel to the Bothell facility. To make a reservation for bus transportation and/or for additional information about the meeting, please call our Investor Relations Department at (425) 489-8687.

   On behalf of ICOS Corporation, I would like to thank you for your support of the Company.

                                          Regards,

                                          /s/ Paul N. Clark

                                          Paul N. Clark
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer and
                                           President

                               ICOS Corporation

              22021 - 20th Avenue S.E., Bothell, Washington 98021

                 Notice of 2000 Annual Meeting of Stockholders

To the Stockholders:

      The Annual Meeting of Stockholders of ICOS Corporation will be held at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101, on Thursday, May 4, 2000, at 9:30 a.m., for the following purposes:

    1. To elect three Directors to serve until the third Annual Meeting of Stockholders following their election and until their successors are elected and qualified;

    2. To consider and vote upon a proposal to ratify the appointment of KPMG LLP as the Company's independent public accountants for fiscal year 2000; and

    3. To transact such other business as may properly come before the Annual Meeting and all adjournments and postponements thereof.

      Your attention is directed to the accompanying Proxy Statement for further information with respect to the matters to be acted upon at the Annual Meeting. To constitute a quorum for the conduct of business at the Annual Meeting, it is necessary that holders of a majority of all outstanding shares of the Company's Common Stock be present in person or represented by proxy. To ensure representation at the Annual Meeting, you are urged to mark, sign and date the enclosed proxy card and return it promptly in the enclosed prepaid envelope.

      Only stockholders of record at the close of business on March 8, 2000 are entitled to notice of, and to vote at, the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Paul N. Clark
                                          Paul N. Clark
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer and
                                           President

March 30, 2000
Bothell, Washington

    YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE
      AND RETURN THE ACCOMPANYING PROXY CARD, WHETHER OR NOT YOU PLAN TO
                          ATTEND THE ANNUAL MEETING.

                                PROXY STATEMENT
                              OF ICOS CORPORATION

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of ICOS Corporation (the "Company"), the principal address of which is 22021 - 20th Avenue S.E., Bothell, Washington 98021, of proxies in the accompanying form for use at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, May 4, 2000, at 9:30 a.m., at the Four Seasons Olympic Hotel, 411 University Street, Seattle, Washington 98101. The approximate date of mailing this Proxy Statement and the enclosed form of proxy is March 30, 2000.

      Each share of the Company's $.01 par value Common Stock ("Common Stock") outstanding at the close of business on March 8, 2000 is entitled to one vote at the Annual Meeting. Proxies are solicited so that each stockholder may have an opportunity to vote on all matters that are scheduled to come before the Annual Meeting. When properly executed proxies are voted, the shares represented thereby will be voted in accordance with the stockholders' directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card, or, if no choice has been specified, the shares will be voted as recommended by the Company's Board of Directors. Under Delaware law and the Company's Restated Bylaws, if a quorum is present at the Annual Meeting: (i) the three nominees for election as Directors who receive the greatest number of votes cast in the election of Directors will be elected and (ii) matter 2 listed in the accompanying Notice of 2000 Annual Meeting of Stockholders will be approved if a majority of shares of Common Stock, present in person or represented by proxy and entitled to vote at the meeting, vote in favor of such matter. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Means have been provided whereby a stockholder may withhold the vote for any Director and may vote against, or refrain from voting on, any matter other than the election of Directors. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting. In the election of Directors, an abstention or broker nonvote will have no effect on the outcome. The enclosed proxy card also confers discretionary authority to vote the shares authorized to be voted thereby on any matter that was not known on the date of mailing this Proxy Statement but that may properly be presented for action at the Annual Meeting.

  YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO MARK, SIGN, DATE AND
   RETURN THE ACCOMPANYING PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE
                                ANNUAL MEETING.

      Any stockholder returning a proxy has the power to revoke it at any time before shares represented thereby are voted at the Annual Meeting. Any shares represented by an unrevoked proxy will be voted according to that proxy unless the stockholder attends the Annual Meeting and votes in person. A stockholder's right to revoke a proxy is not limited by or subject to compliance with a specified formal procedure, but written notice of such revocation should be given to the Company's Secretary at or before the Annual Meeting.

      The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain Directors, officers and other employees of the Company in person or by telephone, facsimile transmission, telegraph or telex. No compensation will be paid for such solicitation.

      Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to certain beneficial owners of the Common Stock. The Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Voting Securities and Record Date

      Holders of Common Stock are entitled to vote at the Annual Meeting on the basis of one vote for each share of Common Stock held of record. On March 8, 2000, the record date for determining stockholders entitled to vote at the Annual Meeting, 45,456,223 shares of Common Stock were outstanding.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information regarding the beneficial ownership, as of February 29, 2000, of the Common Stock by (i) each person known by the Company to beneficially own more than 5% of the outstanding Common Stock; (ii) each Director and nominee for Director; (iii) each of the Named Executive Officers included in the Summary Compensation Table; and (iv) all Directors and executive officers as a group.

                                                        Shares
                                                     Beneficially  Percentage of
Name and Address                                     Owned (1) (2) Common Stock

Paul N. Clark.......................................     262,103          *

George B. Rathmann (3)..............................   3,028,453        6.6%
 5404 Lake Washington Blvd. N.E., Apt. I
 Kirkland, WA 94033

Gary L. Wilcox......................................     538,761        1.2%

W. Michael Gallatin.................................     248,631          *

Thomas P. St. John..................................     245,750          *

Patrick W. Gray.....................................     162,041          *

Clifford J. Stocks..................................      80,141          *

Howard S. Mendelsohn................................          -           *

Frank T. Cary.......................................     187,087          *

James L. Ferguson.............................................     164,372    *

William H. Gates III..........................................   5,702,983 12.4%
 c/o Michael Larson
 2365 Carillon Point
 Kirkland, WA 98033

David V. Milligan.............................................      74,923    *

Robert W. Pangia..............................................     147,837    *

Alexander B. Trowbridge.......................................     144,837    *

Walter B. Wriston.............................................     159,587    *

All Directors and executive officers as a group (15 persons)..  11,147,506 22.7%

--------

*  Less than 1%.

(1) Unless otherwise indicated, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws. Amounts shown include shares owned and stock options and warrants that may be exercised within 60 days of February 29, 2000.

(2) Includes options and warrants that may be exercised for Common Stock within 60 days of February 29, 2000, for each individual as follows: Paul
     N. Clark, 262,103 shares; George B. Rathmann, 930,807 shares; Gary L. Wilcox, 518,761 shares; W. Michael Gallatin, 206,131 shares; Thomas P. St. John, 203,250 shares; Patrick W. Gray, 138,041 shares; Clifford J. Stocks, 80,141 shares; Frank T. Cary, 147,837 shares; James L. Ferguson, 155,837 shares; William H. Gates III, 677,364 shares; David V. Milligan, 74,823 shares; Robert W. Pangia, 147,837 shares; Alexander B. Trowbridge, 139,837 shares; Walter B. Wriston, 139,837 shares; and all Directors and executive officers as a group, 3,822,606 shares.

(3)  Includes 410,491 shares held by the Rathmann Family Revocable Trust.

Election of Directors

      The Company's Board of Directors consists of nine Directors, each of whom is elected for a three-year term. The Board of Directors is divided into three classes, with one class of Directors elected to three-year terms at each Annual Meeting of Stockholders. Six of the Directors are serving terms that continue beyond the Annual Meeting. Of the continuing Directors, three are serving terms that will not expire until the 2001 Annual Meeting of Stockholders and three are serving terms that will not expire until the 2002 Annual Meeting of Stockholders. At the Annual Meeting, three Directors will be elected, each of whom will hold office for a term of three years and until his successor is elected and qualified.

      The Board of Directors has unanimously nominated Frank T. Cary, James L. Ferguson and David V. Milligan for election at the Annual Meeting. Unless otherwise instructed, it is the intention of the persons named as proxies on the enclosed proxy card to vote shares represented by properly executed proxies for the three nominees to the Board of Directors named above. If any nominee shall not be a candidate for election as a Director at the Annual Meeting, it is intended that votes will be cast pursuant to the enclosed proxy for such substitute nominee as may be nominated by the Board. No circumstances are presently known that would render any nominee named herein unavailable to serve.

      Nominees for Election as Class 1 Directors. The following are the nominees to serve as Class 1 Directors until the Annual Meeting of Stockholders to be held in the year 2003:

      Frank T. Cary (age 79) has been a Director of the Company since January 1990. He was Chairman and CEO of the Board of International Business Machines Corporation, a business equipment manufacturer, from 1973 to 1980. He is currently a Director of Celgene Corporation, Cygnus, Inc., LEXMARK, Lincare, Inc., VION Pharmaceuticals, Inc. and Teltrend, Inc.

      James L. Ferguson (age 74) has been a Director of the Company since January 1990. He became Chief Executive Officer of General Foods Corporation in 1973, assumed the combined offices of Chairman and President in 1974, and retired in 1989. Mr. Ferguson is currently a Director of VION Pharmaceuticals, Inc., a member of The Business Council and Council on Foreign Relations, a Trustee of the Aspen Institute, and a Life Trustee of Hamilton College. He is past Chairman of the Grocery Manufacturers of America, Inc., the Council for Aid to Education and The Conference Board.

      David V. Milligan (age 59) has been a Director of the Company since October 1995. In 1996, Dr. Milligan retired from Abbott Laboratories, Inc., a healthcare products manufacturer, where he served as Senior Vice President and Chief Scientific Officer. Dr. Milligan joined Abbott Laboratories in 1979 and headed both the diagnostics and the pharmaceutical research and development organizations during his career there. Dr. Milligan is currently non-executive Chairman of the Board of Caliper Technologies, Inc., and Versicor, Inc., as well as a member of the boards of directors of Diametrics Medical, Maxia Pharmaceuticals, Reliant Pharmaceuticals and The Presbyterian Homes. He is also a vice president of Bay City Capital, a San Francisco-based merchant bank. Dr. Milligan received an A.B. in chemistry from Princeton University, as well as an M.S. and a Ph.D. in organic chemistry from the University of Illinois.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                   THE ELECTION OF THE ABOVE-NAMED NOMINEES
                          TO THE BOARD OF DIRECTORS.

Continuing Class 2 Directors (until 2001)

      The three Class 2 Directors, Paul N. Clark, William H. Gates III and Robert W. Pangia are currently serving terms that expire at the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

      Paul N. Clark (age 53) has been a Director, President and Chief Executive Officer of the Company since June 1999 and the Company's Chairman of the Board since February 2000. In December 1998, Mr. Clark retired from Abbott Laboratories, Inc., a healthcare products manufacturer, as Executive Vice President and board member. He served from 1984 to 1990 as Vice President and from 1990 to 1998 as Senior Vice President. His previous experience included senior positions with Marion Laboratories and Sandoz Pharmaceuticals (now Novartis Corporation). Mr. Clark received his B.S. in Finance from the University of Alabama and his MBA from Dartmouth College, Amos Tuck School.

      William H. Gates III (age 44) has been a Director of the Company since July 1990. Mr. Gates is a co-founder of Microsoft Corporation, a software company, and was its Chief Executive Officer and Chairman of the Board from its incorporation in 1981 until January 2000, and Chief Software Architect and Chairman of the Board since January 2000.

      Robert W. Pangia (age 48) has been a Director of the Company since April 1990. Currently a private investor, Mr. Pangia served from 1987 to 1996 as Executive Vice President and Director of Investment Banking at PaineWebber Incorporated, which is engaged in investment banking and securities brokerage. From 1986 until joining PaineWebber in 1987, he was a Managing Director with Drexel Burnham Lambert, an investment banking firm. From 1977 to 1986, Mr. Pangia worked in various positions in the Corporate Financing Department at Kidder Peabody & Co., an investment banking and securities brokerage firm, including serving as Director of the Technology Finance
Group. He is currently a Director of IDEC Pharmaceuticals.

Continuing Class 3 Directors (until 2002)

      The three Class 3 Directors, Alexander B. Trowbridge, Gary L. Wilcox and Walter B. Wriston, are currently serving terms that expire at the 2002 Annual Meeting of Stockholders and until their respective successors are elected and qualified.

      Alexander B. Trowbridge (age 70) has been a Director of the Company since January 1990. He was President of the National Association of Manufacturers, a national trade association, from 1980 to 1990, and is currently President of Trowbridge Partners, Inc., a business consulting firm. In 1967 and 1968, Mr. Trowbridge was Secretary of Commerce in the administration of President Johnson, having served as Assistant Secretary of Commerce from 1965 to 1967. He was Vice Chairman of Allied Chemical Corporation from 1976 through 1980. From 1970 to 1976, he was President of The Conference Board, a management and economic research organization. He is currently a Director of the E.M. Warburg-Pincus Funds, Gillette Company, Harris Corporation, IRI International Corp., New England Life Insurance Company, The Rouse Company and Sunoco, Inc.

      Gary L. Wilcox (age 53) joined the Company in September 1993 as Executive Vice President, Operations and has been a Director of the Company since 1993. In April 1995, Dr. Wilcox was appointed Corporate Secretary of the Company. Previously, Dr. Wilcox served as Vice Chairman, Executive Vice President and Director of Xoma Corporation, a biotechnology company. From 1982 to 1989, he was the President and Chief Executive Officer of International Genetic Engineering, Inc., known as Ingene, which he co-founded. In 1989, Ingene was acquired by Xoma Corporation. Dr. Wilcox is currently a Director of London Pacific Group Limited and Pepperdine University. Dr. Wilcox received his Ph.D. in molecular biology and biochemistry from the University of California at Santa Barbara.

      Walter B. Wriston (age 80) has been a Director of the Company since January 1990. He was Chairman of the Board from 1970 through 1984 and Chief Executive Officer from 1967 through 1984 of Citicorp/Citibank, N.A., a national banking association. Mr. Wriston is currently a Director of Cygnus, Inc., VION Pharmaceuticals, Inc., and York International Corporation. He is former Chairman of President Reagan's Economic Policy Advisory Board, a member and former Chairman of The Business Council and a former Co-Chairman and Policy Committee member of the Business Roundtable.

Other Executive Officers

      W. Michael Gallatin (age 46) is currently Vice President and Scientific Director of the Company, a position he has held since April 1995. Dr. Gallatin joined the Company in 1990 as Director of the Cell Adhesion Program and became a Senior Director, Science, in July 1992. He was appointed Vice President, Biological Research, in October 1993. Prior to joining the Company, Dr. Gallatin was a faculty member of the Fred Hutchinson Cancer Research Center in Seattle, Washington, and an affiliate faculty member of the Department of Microbiology at the University of Washington. He received his Ph.D. in immunology from the University of Alberta (Canada) for his research on genetic resistance to neoplastic disease and mechanisms of tumor cell metastasis. Dr. Gallatin has been actively researching immunobiology and cell adhesion for 22 years and has authored numerous scientific articles, including the first description of a cell adhesion molecule involved in site-specific leukocyte traffic, which he published in 1983 while a postdoctoral fellow at Stanford University.

      Patrick W. Gray (age 48) is currently Vice President, Science, for the Company, a position he has held since January 1998. Dr. Gray joined the Company in September 1990 as Director of the Leukocyte Biochemistry Program and became a Senior Director, Science, in July 1992. Prior to joining the Company, Dr. Gray was a senior scientist at Genentech for nine years where his laboratory was the first to characterize genes for several cytokines. As a postdoctoral fellow at the University of California, San Francisco, his research focused on the characterization of Hepatitis B viral surface antigen, now the basis of a recombinant vaccine. Dr. Gray received his Ph.D. in chemistry from the University of Colorado. His research has resulted in over 100 publications and has led to development of several recombinant clinical candidates and several approved recombinant pharmaceuticals.

      Thomas P. St. John (age 47) is currently Vice President, Therapeutic Development, for the Company, a position he has held since October 1993. Dr. St. John joined the Company in September 1990 as Director of the Structural Cell Biology Program and became a Senior Director, Science, in July
1992. Prior to joining the Company, Dr. St. John was a faculty member of the Fred Hutchinson Cancer Research Center in Seattle, Washington, and an affiliate faculty member of the University of Washington in the Department of Medicine and Department of Genetics. Dr. St. John received his Ph.D. in biochemistry from Stanford University in 1980. He conducted undergraduate research at the California Institute of Technology in the Division of Biology, predoctoral research at Stanford University in the Department of Biochemistry and postdoctoral research at Stanford University in the Departments of Medical Microbiology and Pathology. Dr. St. John's record of publications in the fields of cell adhesion and immunology reflect a 20-year research focus on molecular identification of cell adhesion molecules and delineation of their roles in immune cell function and leukocyte traffic.

      Clifford J. Stocks (age 41) is currently Vice President, Business Development, for the Company, a position he has held since January 1999. Mr. Stocks joined the Company in February 1992 as a Business/Corporate Development Manager, and became Director, Business Development, in January 1993 and Senior Director, Business Development, in January 1997. Prior to joining ICOS, Mr. Stocks was an Associate with Booz Allen & Hamilton, management consultants in the Chicago Health Services Practice. His background includes research at the Department of Immunology at the University of Utah and the Department of Molecular Genetics at the University of Chicago. Mr. Stocks received a B.S. in biology from the University of Utah in 1980 and a master's of business administration from the University of Chicago Graduate School of Business in 1989.

Information on Committees of the Board of Directors and Meetings

      The Board of Directors met six times during the fiscal year ended December 31, 1999. All Directors, except Mr. Ferguson, attended at least 80% of the meetings of the Board of Directors and of meetings held by all committees of the Board of Directors on which they served. Mr. Ferguson attended 100% of the meetings of the Board of Directors, but was unable to attend the 1999 meeting of the Audit Committee.

      The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee.

      The Audit Committee consists of three nonemployee Directors, Messrs. Ferguson, Trowbridge and Wriston (Chairman). The Audit Committee reviews the preparation of the Company's accounts and considers the engagement of independent public accountants for the ensuing year and the terms of such engagement. In addition, the Audit Committee reviews the scope of the audit proposed by such accountants and receives and reviews the audit reports. The Audit Committee met once during the fiscal year ended December 31, 1999.

      The Compensation Committee consists of three nonemployee Directors, Messrs. Cary (Chairman) and Ferguson and Dr. Milligan. The Compensation Committee is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performances of the Company's executive officers, considering management succession and related matters, and administering the Company's stock option plans. The Compensation Committee met twice during the fiscal year ended December 31, 1999.

      The Nominating Committee consists of Messrs. Clark (Chairman), Trowbridge and Wriston. The Nominating Committee makes recommendations to the Board of Directors concerning the qualifications of prospective candidates to fill vacancies on, or to be elected or reelected to, the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning candidates for election as Chief Executive Officer of the Company, election of other corporate officers and succession planning for senior management. No procedures have been established for considering nominations by stockholders. The Nominating Committee did not meet during the fiscal year ended December 31, 1999.

Compensation of Directors

      The Company has a policy of paying Directors who are not employees of the Company an annual fee of $15,000 for service on the Board of Directors, together with a fee of $1,000 for each Board meeting and $500 for each Board committee meeting attended.

      Pursuant to the Company's Stock Option Grant Program for Nonemployee Directors (the "Director Program"), nonemployee Directors receive automatic option grants upon their initial election or appointment to the Board of Directors and, subject to certain limitations, at each annual meeting of stockholders thereafter, assuming continued service on the Board. Under the Director Program, each eligible Director is entitled to receive nonqualified stock options for a number of shares determined by dividing $170,000 by the closing market price of the Common Stock on the grant date. The exercise price of the options will be the closing market price of the Common Stock on the date of the grant. Options granted to nonemployee Directors under the Director Program become 50% exercisable after the Director has served for one year from the date of initial election to the Board of Directors and 100% after two years from such date. The options have a ten-year term but cannot be exercised later than two years after the termination of service as a Director. During 1999, the Company granted each nonemployee Director a stock option representing the right to purchase 4,352 shares of Common Stock pursuant to the Director Program.

Executive Compensation

      The following table sets forth information regarding compensation paid by the Company during the past three fiscal years to its Chief Executive Officer, the other five most highly compensated executive officers at year-end and two former officers (the "Named Executive Officers").

                          Summary Compensation Table


----------------------------------------------------------------------------------------------------------
                                           Annual                     Long-Term
                                        Compensation             Compensation Awards
----------------------------------------------------------------------------------------------------------
     Name and Principal                          Other Annual   Securities Underlying      All Other
          Position          Year Salary ($)    Compensation ($)      Options (#)      Compensation ($) (5)
----------------------------------------------------------------------------------------------------------
  Paul N. Clark             1999  $271,000 (1)     $152,937 (2)       1,500,000               $356
  President, Chief
  Executive Officer and
  Chairman of the Board
----------------------------------------------------------------------------------------------------------
  Gary L. Wilcox            1999   385,000            --                 44,291                752
  Executive Vice            1998   345,000            --                 62,090                --
  President,                1997   312,000            --                 72,819                --
  Operations
----------------------------------------------------------------------------------------------------------
  W. Michael Gallatin       1999   280,000            --                 26,530                459
  Vice President and        1998   250,000            --                 40,152                --
  Scientific Director       1997   225,000            --                 36,025                --
----------------------------------------------------------------------------------------------------------
  Thomas P. St. John        1999   270,000            --                 27,314                459
  Vice President,           1998   230,000            --                 37,376                --
  Therapeutic Development   1997   200,000            --                 36,275                --
----------------------------------------------------------------------------------------------------------
  Patrick W. Gray           1999   175,000            --                  4,500                383
  Vice President,           1998   150,000            --                 15,000                --
  Science                   1997   126,000            --                 40,000                --
----------------------------------------------------------------------------------------------------------
  Clifford J. Stocks        1999   175,000            --                 15,000                229
  Vice President,           1998   137,000            --                  7,500                --
  Business Development      1997   128,000            --                 40,000                --
----------------------------------------------------------------------------------------------------------
  George B. Rathmann (3)    1999   515,000            --                 46,671                309
  Former Chief Executive    1998   430,000            --                 63,434                --
  Officer, Chairman         1997   370,000            --                 19,035                --
  of the Board and
  President
----------------------------------------------------------------------------------------------------------
  Howard S. Mendelsohn (4)  1999   179,000            --                  6,900                234
  Former Chief Accounting   1998   160,000            --                 11,000                --
  Officer                   1997   140,000            --                 40,000                --
----------------------------------------------------------------------------------------------------------


(1) On June 11, 1999, Mr. Clark entered into an employment agreement with the Company pursuant to which he will be paid a base salary of $500,000 per year for a term of five years beginning on the commencement of his employment on June 16, 1999. See "Report of the Compensation Committee on Executive Compensation", "1999 Compensation of the Chief Executive Officers" and "Employment Contracts, Termination of Employment and Change of Control Arrangements."

(2) Represents reimbursement of travel, temporary living expenses and the related personal tax obligations.

(3) Dr. Rathmann ceased being Chief Executive Officer and President effective June 16, 1999 and retired from his position as Chairman of the Board effective February 1, 2000.

(4) Mr. Mendelsohn resigned his position as Chief Accounting Officer and was no longer an employee of the Company effective December 10, 1999. Upon his termination of employment, Mr. Mendelsohn forfeited 5,606 of the stock options granted to him in 1999.

(5)  Reflects group term life insurance premiums paid by ICOS Corporation.

1999 Option Grants

      The following table sets forth certain information regarding stock options granted to the Named Executive Officers in 1999. See "Report of the Compensation Committee on Executive Compensation."

                          Option Grants in Fiscal 1999


--------------------------------------------------------------------------------------------------------------------------
                                                                                        Potential Realizable Value at
                                                                                     Assumed Annual Rates of Stock Price
                                  Individual Grants                                    Appreciation for Option Term (4)
--------------------------------------------------------------------------------------------------------------------------
                              Number of
                             Securities   Percent of Total
                             Underlying   Options Granted
                               Options    to Employees in  Exercise Price Expiration
            Name             Granted (#)    Fiscal Year    ($/Share) (3)     Date    0% ($)     5% ($)        10% ($)
--------------------------------------------------------------------------------------------------------------------------
  Paul N. Clark                16,161 (1)        1%           $37.125      6/16/09    $ 0   $      377,322 $      956,209
                            1,483,839 (1)       60%           $42.875      6/16/09      0       26,112,173     79,263,250
  Gary L. Wilcox               44,291 (2)        2%           $28.000      3/10/09      0          779,922      1,976,477
  W. Michael Gallatin          26,530 (2)        1%           $28.000      3/10/09      0          467,168      1,183,896
  Thomas P. St. John           27,314 (2)        1%           $28.000      3/10/09      0          480,974      1,218,881
  Patrick W. Gray               4,500 (2)       *             $28.000      3/10/09      0           79,241        200,812
  Clifford J. Stocks           15,000 (2)        1%           $28.000      3/10/09      0          264,136        669,372
  George B. Rathmann           46,671 (2)        2%           $28.000      3/10/09      0          821,832      2,082,684
  Howard S. Mendelsohn (5)      6,900 (2)       *             $28.000      3/10/09      0          121,502        307,911
--------------------------------------------------------------------------------------------------------------------------
  Totals for:
  Named Executive Officers  1,671,206           68%                                   $ 0   $   29,504,270 $   87,859,492
  All Stockholders (6)                                                                $ 0   $1,018,707,879 $2,581,605,777
--------------------------------------------------------------------------------------------------------------------------

 *   Represents less than 1% of total options granted to employees in 1999.

(1) On June 11, 1999, Mr. Clark entered into an employment agreement with the Company pursuant to which he was granted an option (the "Option") representing the right to purchase 1.5 million shares of the Company's Common Stock at exercise prices as listed above. The Option granted to Mr. Clark becomes exercisable in 60 equal monthly installments beginning upon commencement of employment on June 16, 1999, and is subject to an accelerated vesting schedule upon the Company's achievement of a certain milestone. Mr. Clark will also receive an additional stock option grant representing the rights to 300,000 shares should the Company achieve such milestone before June 30, 2002. According to the terms of the employment agreement, in the event the exercise price for the Option or any taxes due upon its exercise are paid by the surrender of other Common Stock, or for the payment of withholding taxes by withholding of shares, Mr. Clark will be granted a replacement option for the number of shares used to make that payment. The replacement option has an exercise price equal to the fair market value of the Common Stock on the date the replacement option is granted and a term expiring on the expiration date of the original option. In the event of the termination of Mr. Clark by the Company without cause or by Mr. Clark for good reason, the employment agreement further stipulates that the Option will fully vest and be exercisable over the next two years. In addition, any other unvested options, restricted stock or performance shares will become fully vested in the event of termination as discussed above. See "Employment Contracts, Termination of Employment and Change of Control Arrangements" for further information regarding Mr. Clark's employment agreement.

(2) Options granted to Named Executive Officers other than Mr. Clark were awarded under the Company's 1998 Management Incentive Program ("MIP") and/or periodic stock option grant program. The options granted to MIP participants in 1999 (for performance in 1998) were fully exercisable upon grant. The total number of MIP options granted to the Named Executive Officers in 1999 were 18,271, 23,091, 16,030 and 17,214 to Drs. Rathmann,
     Wilcox, Gallatin and St. John, respectively. Dr. Gray and Messrs. Stocks and Mendelsohn were not participants in the MIP during 1998. Options granted under the periodic stock option grant program become exercisable in 48 equal monthly installments beginning March 10, 1999. Options expire ten years from the date of the grant. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already owned shares or, subject to certain conditions, by offsetting the underlying shares. According to the terms of the Company's stock option plans, certain changes of control of the Company would provide optionees the right to exercise their options in whole or in part whether or not the vesting requirements set forth in their option agreements have been satisfied. See "Employment Contracts, Termination of Employment and Change of Control Arrangements" for a description of provisions regarding acceleration of vesting upon certain changes in control.

(3) The exercise price of each option, other than the option to purchase 1,483,839 shares granted to Mr. Clark, is equal to the fair market value of the underlying Common Stock on the date of the grant based on the closing price of the Common Stock as reported on The Nasdaq Stock Market. The exercise price of the option to purchase 1,483,839 shares of Common Stock granted to Mr. Clark was $5.75 higher than the fair market value of the underlying Common Stock on the date of the grant.

(4) The actual value, if any, that a Named Executive Officer or any other individual may realize will depend on the future performance of the Common Stock and overall market conditions, as well as the optionholders' continued employment through the vesting period. The realizable values presented above reflect assumed compounded growth rates of 0%, 5% and 10% in accordance with regulations of the

     Securities and Exchange Commission ("SEC"). These values are not intended to forecast possible future appreciation, if any, in the price of the Common Stock. There can be no assurance that the actual value realized by a Named Executive Officer or stockholder will approximate the potential realizable values set forth in the table.

(5) Upon his departure from the Company on December 10, 1999, Mr. Mendelsohn forfeited 5,606 of the 6,900 options granted during the year.

(6) The increase in the market value of the holdings of all the Company's stockholders over a ten-year period based on 44,759,052 shares of Common Stock outstanding as of December 31, 1999, at assumed annual rates of appreciation of 5% and 10% from a base price of $36.19 per share (which represents the weighted-average of the fair market value of the underlying Common Stock on the dates of the grants to Named Executive Officers during 1999) would be $1,018,707,879 and $2,581,605,777, respectively. Thus, the potential realizable gain on options granted in 1999 to the Named Executive Officers represents 2.90% and 3.40%, respectively, of the total realizable gain by all stockholders if the assumed appreciation rates of 5% and 10% are achieved. Actual gains, if any, depend on the future performance of the Common Stock and overall market conditions. The amounts reflected in this table may not necessarily be achieved.

1999 Option Exercises and Year-End Option Values

      The following table sets forth certain information regarding option exercises during the year and options held by Named Executive Officers as of December 31, 1999.

     Aggregated Option Exercises in 1999 and Fiscal Year-End Option Values

-------------------------------------------------------------------------------------------------------------------------
                                                   Number of Securities Underlying          Value of Unexercised
                                                             Unexercised               In-the-Money Options at Fiscal
                                                   Options at Fiscal Year-End (#)             Year-End ($) (1)
-------------------------------------------------------------------------------------------------------------------------
                                          Value
                        Shares Acquired  Realized
          Name          on Exercise (#)    ($)      Exercisable      Unexercisable      Exercisable      Unexercisable
-------------------------------------------------------------------------------------------------------------------------
  Paul N. Clark                 --      $      --           150,000          1,350,000 $            --    $         --
  Gary L. Wilcox             64,851      1,544,580          485,533             51,246       10,107,107         571,591
  W. Michael Gallatin           --             --           186,108             24,053        3,447,193         257,277
  Thomas P. St. John            --             --           179,412             22,947        3,279,826         247,350
  Patrick W. Gray               --             --           120,423             22,802        2,674,584         334,162
  Clifford J. Stocks            --             --            80,852             27,478        1,586,136         298,308
  George B. Rathmann        260,491      4,924,329          105,227             48,762        1,717,217         362,869
  Howard S. Mendelsohn       88,875      1,863,944            1,456                --            25,496             --


(1) Stock options are valued based upon the closing price of a share of Common Stock as reported on The Nasdaq Stock Market on December 31, 1999 ($29.25). There is no guarantee that if and when these options are exercised, they will have this value.

Compensation Committee Interlocks and Insider Participation

      During 1999, the Compensation Committee consisted of Messrs. Cary and Ferguson and Dr. Milligan. Each of Messrs. Cary and Ferguson is indebted to ICOS Clinical Partners, L.P., an affiliate of the Company, in connection with their August 1997 purchase of interests in such limited partnership. As of December 31, 1999, the outstanding amount of such indebtedness for Messrs. Cary and Ferguson was $20,000 each. See "Certain Relationships and Related Transactions."

Report of the Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing compensation levels for the Company's executive officers, establishing and administering performance-based compensation plans, evaluating the performances of the Company's executive officers, considering management succession and related matters, and administering the Company's stock option plans. The Committee is comprised of Frank T. Cary (Chairman), James L. Ferguson and David V. Milligan, all of whom are independent nonemployee Directors of the Company. The Committee reviews with the Board of Directors all aspects of compensation for the executive officers; decisions regarding awards of stock options, however, are made solely by the Committee.

      The Committee takes into account the compensation paid by competing companies in the industry to assist it in determining the reasonableness of compensation for executive officers of the Company and to ensure that the Company is able to attract and retain key executive talent.

      The Committee's compensation policy is to structure executive compensation such that a substantial portion of the annual compensation of each executive officer is related to a combination of the Company's overall performance and each officer's individual contribution. As a result, much of an executive officer's compensation is comprised of stock options that, by their nature, provide value to that officer in direct proportion to the performance of the Common Stock price and, thus, its value to stockholders over time. These stock options are granted to executive officers pursuant to two separate programs--a performance-based incentive program and a periodic grant program.

      Base Salaries. Executive officer salary levels are based on a subjective evaluation of the compensation of the individual compared to competitive salaries of individuals in similar positions in the biotechnology industry; however, they are not targeted to a specific level of comparable compensation. In fulfilling its duties, the Committee relies on compensation statistics from various sources, including a survey of executive compensation for 405 public and private companies in the biotechnology industry (the "Survey"). Salary levels for 1999 for the Company's executive officers ranged between the 60th and 90th percentiles of base salary compensation for representative positions within the Survey for 1999. Approximately 41% of the public companies included in the Survey are included in the "CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks," which is included in the Stock Price Performance Graph on page 14.

      Annual and Long-Term Incentive Compensation. The Committee does not anticipate awarding annual cash bonuses while the Company is in a loss position. Instead, the MIP was established in 1994 for certain executive officers of the Company. For 1999, Messrs. Clark and Stocks and Drs. Gallatin, Gray, Rathmann, St. John, and Wilcox participated in this performance-based incentive program. Under the MIP, a number of options reserved for issuance under the 1999 Stock Option Plan are set aside annually in a pool for grants to MIP participants. Maximum individual grant award targets depend on the level of the individual's responsibility. Option grants to MIP participants are based on a combination of Company performance and individual performance against predetermined incentive objectives that reflect aggressive goals, which in general exceed expected results for the year. For 1999 performance, the total number of options in the pool available for grant to participants was based on the successful completion of a series of corporate objectives, listed in order of relative weighting. The objectives included clinical development, discovery research, business development and financial performance. Because of corporate performance in 1999, options representing a total of 95% of the available incentive option pool for completion of corporate objectives were available for allocation to individual MIP participants. The size of individual grants from the pool to participants for 1999 performance was based on successful completion of objectives established for each individual. Option grants under the MIP have an exercise price equal to the fair market value of the Common Stock on the grant date, are subject to immediate vesting and expire after ten years or three months after termination of employment, whichever is earlier. The Option Grants in Fiscal 1999 table set forth on page 9 reflects MIP awards made in 1999 for performance against 1998 objectives, together with grants made in 1999 pursuant to the periodic stock option grant program.

      All Company employees, including executive officers, participate in a periodic stock option grant program. The program's primary purpose is to offer an incentive for long-term performance of the Company through increases in the market price of the Common Stock, and related return on equity to the Company's stockholders. Under the program, stock options are granted to employees on a periodic schedule, on the basis of each employee's respective salary, responsibilities, position within the Company and performance for those individuals who are nonexecutive officers. In determining the size of stock option grants under the periodic program, the Committee considers the price of the Common Stock but does not consider the outstanding number of stock options held by each individual. The options granted through the program have an exercise price equal to the fair market value of the Common Stock on the grant date, vest monthly over a four-year period and terminate after ten years or three months after termination of employment, whichever is earlier.

      1999 Compensation of the Chief Executive Officers. Mr. Clark's compensation for 1999 was established in his employment agreement, which is more fully described in this proxy statement under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements."
Mr. Clark's annual base salary for 1999 was $500,000, and he was granted a stock option to purchase 1,500,000 shares of the Company's Common Stock under the 1999 Stock Option Plan. In addition, as a result of his participation in the MIP for 1999 for six months, Mr. Clark received a stock option to purchase 10,409 shares of Common Stock, or 92.5% of the individual grant target. This amount was based on a combination of the achievement of certain corporate objectives and individual performance criteria relating to clinical development, discovery research, business development and financial performance. These options were granted in January 2000. During 1999, Mr. Clark did not participate in the Company's periodic stock option grant program described above.

      In determining Dr. Rathmann's salary for 1999, the Committee considered competitive compensation data for chairmen and chief executive officers of similar companies within the biotechnology industry. Dr. Rathmann received a salary increase of 20% in 1999, which resulted in a base salary in the 65th percentile of base salaries for chief executive officers of companies in the Survey. As a result of his participation in the MIP for 1999, Dr. Rathmann received stock options to purchase 20,818 shares of Common Stock, or 93% of the individual grant target. This amount was based on a combination of the achievement of certain corporate objectives and individual performance criteria relating to clinical development, discovery research, business development and financial performance. These options were granted in January 2000. During 1999, Dr. Rathmann did not participate in the Company's periodic stock option grant program described above. In March 1999, Dr. Rathmann received options to purchase 18,271 shares of Common Stock pursuant to his participation in the MIP in 1998.

      Section 162(m) Limitations on Executive Compensation. Compensation payments in excess of $1 million to each of the Chief Executive Officer or four other most highly compensated executive officers are subject to a limitation on deductibility for the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain performance-based compensation is not subject to the limitation on deductibility. The Committee does not expect cash compensation in 2000 to the Chief Executive Officer or any other executive officer to be in excess of $1 million. The 1999 Stock Option Plan is designed to qualify stock option awards for the performance-based exception to the $1 million limitation on deductibility of compensation payments.

Submitted by the Compensation Committee of the Company's Board of Directors

      Frank T. Cary, Chairman
      James L. Ferguson
      David V. Milligan

Stock Price Performance Graph

      The graph below compares the cumulative total stockholder return on the Common Stock with the cumulative total stockholder return of The CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for The Nasdaq Stock Market Pharmaceutical Stocks, an index of approximately 240 companies, the stocks of which are quoted on The Nasdaq Stock Market and the Primary Standard Industrial Classification Code Number of which is 283, Pharmaceutical Companies. Upon request, the Company will provide to stockholders a list of companies that comprise The Nasdaq Pharmaceutical Stock Index. Note: Stock price performance shown for the Company is historical and not necessarily indicative of future price performance.

         Comparison of Cumulative Total Return Among ICOS Corporation,
   The CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks(/1/)

                   [COMPARISON GRAPHIC FOR ICOS CORPORATION]

                           12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99
--------------------------------------------------------------------------------
  ICOS Corporation........     $100     $200     $207     $497     $807     $793
  CRSP Total Return Index
   for The Nasdaq Stock
   Market (U.S.
   Companies).............     $100     $141     $174     $213     $300     $542
  CRSP Total Return Index
   for The Nasdaq
   Pharmaceutical Stocks..     $100     $183     $184     $190     $242     $452
--------------------------------------------------------------------------------

(1) Assumes $100 was invested on December 31, 1994 in the Common Stock, The CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks. Total return performance for the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks is weighted based on the market capitalization of the firms included in each index and assumes that dividends are reinvested. The CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and CRSP Total Return Index for The Nasdaq Pharmaceutical Stocks are produced and published by the Center for Research in Security Prices at the University of Chicago, Graduate School of Business, 1101 East 58th Street, Chicago, Illinois 60637.

Employment Contracts, Termination of Employment and Change of Control
Arrangements

      Employment Agreement Between ICOS Corporation and Paul N. Clark. On June 11, 1999, the Company entered into an employment agreement with Paul N. Clark (the "Agreement"), pursuant to which Mr. Clark was to commence employment on June 16, 1999, serve as President and Chief Executive Officer of the Company, be elected a director of the Company, and have overall charge and responsibility for the business and affairs of the Company. The Agreement is for a term of five years; however, starting with the second anniversary of the Agreement, the Agreement will be extended under a daily three-year "evergreen" feature such that the remaining term of the Agreement will always be at least three years unless either party gives notice of discontinuation of the "evergreen" feature. Under the terms of the Agreement, Mr. Clark's annual salary will be $500,000, subject to increase at the sole discretion of the Board, and Mr. Clark was granted a ten-year stock option (the "Option") to purchase 1,500,000 shares of the Company's Common Stock under the 1999 Stock Option Plan. The exercise price for the portion of the Option that is to be treated as an incentive stock option is the closing price of the Common Stock as reported by the Nasdaq National Market on the date of commencement of Mr. Clark's employment. The exercise price for the portion of the Option that is to be treated as a nonqualified stock option is the closing price of the Common Stock as reported by the Nasdaq National Market on the date of execution of the Agreement by Mr. Clark, but not less than 85% of the closing Nasdaq National Market price on the date of commencement of employment. The Option vests ratably over a 60-month period. If the Company receives FDA approval of a new drug application, the last 300,000 shares to vest under the Option will accelerate in vesting as of the date of approval. If such approval occurs before June 30, 2002, Mr. Clark will be granted an additional option to purchase 300,000 shares at an exercise price equal to the closing price on the date of the grant, which vests in equal monthly amounts over a 48-month period. In addition, the Agreement also provides that Mr. Clark will be granted certain replacement stock options in the event that the exercise of the Option, the exercise of a previously granted replacement stock option, or the payment of taxes related to such exercises is affected by the surrender of other Common Stock held by Mr. Clark and that the then fair market value of the Common Stock is at least 25% higher than the exercise price of the Option or replacement stock option being exercised. The replacement stock options will be for the same amount of shares as surrendered by Mr. Clark, will vest six months after the date of grant, will have a term equal to the remainder of the original Option and will have an exercise price equal to the fair market value of the Common Stock on the date of grant.

      The Agreement also obligates the Company to reimburse Mr. Clark for certain travel and temporary living expenses, relocation services and professional fees and taxes incurred in relation to certain payments made by the Company to, or for the benefit of, Mr. Clark under the Agreement.

      In the event of termination of employment by the Company without cause, or by Mr. Clark for good reason, the Agreement provides that (a) the Option will fully vest and be exercisable over the next two years, (b) any additional stock options, restricted stock or performance shares granted to Mr. Clark will likewise become fully vested, and (c) Mr. Clark will have the option of receiving (i) continuing payments of his then current annual salary plus an annual payment equal to his most recent annual performance cash bonus target (or most recent cash bonus payment) for a period of three years or (ii) a lump sum representing such salary continuation and bonus payment based on a 6% annual discount factor. The foregoing salary continuation and bonus payments will not be paid if, at the time of the termination, the aggregate built-in-gain of all vested stock options granted to Mr. Clark is greater than $6 million.

      If any payment to Mr. Clark under the Agreement or otherwise would subject him to federal excise taxes imposed under Section 4999 of the Internal Revenue Code, as amended, on "excess parachute payments," the Company is obligated to make an additional payment to Mr. Clark in an amount sufficient to cover (a) the excise tax due under such Section 4999, (b) all taxes due on such additional payment being paid to Mr. Clark, and (c) any interest and/or penalties with respect to such taxes.

      Employment Agreement Between ICOS Corporation and Gary Wilcox. In September 1993, the Company entered into a four-year employment agreement with Dr. Gary Wilcox pursuant to which Dr. Wilcox was employed as a senior executive officer of the Company and nominated for election to the Board of Directors.

      According to the terms of the agreement, Dr. Wilcox's employment is automatically renewed for successive one-year terms upon expiration of the initial four-year employment period, unless notice of nonrenewal is given. In the event that the Company terminates Dr. Wilcox's employment without cause or Dr. Wilcox terminates the agreement for good reason, Dr. Wilcox will receive severance pay through the end of the one-year term. The severance pay is based on his then current annual salary and may be reduced under certain circumstances.

      Change of Control Arrangements. Options outstanding under the Company's 1991 Stock Option Plan for Nonemployee Directors and the 1989 Stock Option Plan (the "1989 Plan"), and any options outstanding or to be granted under the 1999 Stock Option Plan, will terminate in the event of a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company) or liquidation of the Company, as a result of which the Company's stockholders receive cash, stock or other property in exchange for or in connection with their shares of Common Stock. An optionee, however, would have the right immediately prior to any such merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to exercise his or her option in whole or in part whether or not the vesting requirements set forth in the option agreement have been satisfied. The exercise price and tax withholding obligations relating to exercise may be paid by delivery of already owned shares or by offsetting the underlying shares, subject to certain conditions.

      If the stockholders of the Company receive capital stock of another corporation ("Exchange Stock") in exchange for their shares of Common Stock in any transaction involving a merger, consolidation, acquisition of property or stock, separation or reorganization, except in certain conditions, all options granted under the 1989 Plan or the 1999 Stock Option Plan, including those to executive officers, will be converted into options to purchase shares of the Exchange Stock unless the Company and the other corporation in their sole discretion determine that any or all such options will terminate. If it is determined that such options will terminate, the optionee will have the right immediately prior to such merger, consolidation, acquisition of property or stock, separation or reorganization to exercise such options in whole or in part whether or not the vesting requirements have been satisfied.

      If the options are converted into options for Exchange Stock, then each converted option will become fully vested and immediately exercisable unless such option is (i) assumed by the successor corporation or such option is to be replaced with a comparable option for the purchase of shares of the capital stock of the successor corporation or its parent corporation or (ii) to be replaced with a cash incentive program of the successor corporation that preserves the spread existing at the time of the transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option. Any such options that are assumed or replaced and do not otherwise accelerate at the time of the transaction will be accelerated in the event the optionee's employment or services should subsequently terminate within two years following such transaction, unless such termination is for cause or by the optionee voluntarily without good reason.

Certain Relationships and Related Transactions

      In June 1996, the Company entered into a transaction with Charybdis Corporation, a start-up biotechnology company now known as Ceptyr, Inc. ("Ceptyr"), in which the Company (i) licensed and released to Ceptyr certain technology that the Company had independently determined would not be part of the Company's development programs, (ii) agreed to provide incubation services to Ceptyr, including laboratory space and certain small-molecule screening services and know-how and (iii) received stock of Ceptyr. This agreement was extended and expanded to provide the Company with an option to acquire rights to certain technologies developed by Ceptyr or to convert the value of the Company's services provided to Ceptyr into additional stock of Ceptyr. In December 1998, the Company exercised the option to become co-owner of the two compounds being developed by Ceptyr. In addition, for a cash investment in June 1996, Ceptyr issued stock to Falcon Technology Partners II, L.P., a venture capital limited partnership all of whose interests (general partner and limited partner interests) are directly or indirectly held by Dr. Rathmann's five adult children. In accordance with the rights of the Company to designate a director to the Ceptyr board of directors, Dr. Wilcox, the Company's Executive Vice President, Operations, became a director of Ceptyr.

      The Ceptyr transaction described in the preceding paragraph was approved by the disinterested members of the Company's Board of Directors.

      In August 1997, ICOS Clinical Partners, L.P. (the "Partnership"), an affiliate of the Company, completed the sale of private investor interests in the Partnership. Such interests were sold as $100,000 investment units (each a "Unit"), each Unit consisting of one limited partnership interest and warrants representing the right to purchase 16,000 shares of the Company's Common Stock. In respect of the $100,000 purchase price for each Unit, each investor was required to make a cash payment in the amount of $30,000 and to deliver a non-interest bearing promissory note (an "Investor Note") payable to the Partnership, evidencing the investor's obligation to make installment payments to the Partnership of $25,000 on May 31, 1998 and May 31, 1999, and $20,000 on May 31, 2000. Dr. Rathmann, an officer and Director of the Company during 1999, and Mr. Gates, a Director of the Company, each purchased 41 Units for $4.1 million. Messrs. Cary, Ferguson and Pangia, Directors of the Company, each purchased one Unit for $100,000. Dr. Rathmann and Messrs. Gates, Cary, Ferguson and Pangia have made their installment payments under their respective Investor Notes as such amounts have been due and payable.

      During 1999, the Company chartered an airplane from AMI Jet Charter, Inc. dba TAG Aviation ("TAG") and recognized approximately $282,000 in expenses for services rendered. The aircraft subject to the charter arrangement was under the control of Peregrine Aviation, LLC, ("Peregrine"), a company wholly owned by George B. Rathmann, who concurrently served as the Company's Chairman of the Board of Directors. Peregrine subleased the plane to TAG, which used it as part of its charter fleet. Management believes that the rates charged by TAG were below the standard rates for commercial charter services.

Proposal to Ratify Appointment of Independent Public Accountants

      The Board of Directors will request that the stockholders ratify its selection of KPMG LLP, independent public accountants, to examine the financial statements of the Company for the fiscal year ending December 31, 2000. KPMG LLP examined the financial statements of the Company for the fiscal year ended December 31, 1999. Representatives of KPMG LLP will be present at the Annual Meeting to make a statement if they desire to do so and respond to questions of stockholders. The affirmative vote of a majority of the shares represented at the Annual Meeting is required for the ratification of the Board's selection of KPMG LLP as the Company's independent auditors.

                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
        THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY'S
                        INDEPENDENT PUBLIC ACCOUNTANTS.

Proposals of Stockholders

      A stockholder who intends to present a proposal at the 2001 Annual Meeting of Stockholders and desires that information regarding the proposal be included in the 2001 proxy statement and proxy must ensure that such information is received by the Company in writing no later than November 30, 2000.

      Pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in the Company's proxy statement for the Company's 2001

Annual Meeting of Stockholders, except in circumstances where (i) the Company receives notice of the proposed matter no later than February 14, 2001, and
(ii) the proponent complies with the other requirements set forth in Rule 14a-
4.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of securities, to file with the SEC the initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater-than-10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Other Business

      As of the date of this Proxy Statement, the Company knows of no other business to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the best judgment of the persons named in the accompanying proxy.

Annual Reports

      A copy of the ICOS Corporation 1999 Annual Report is being mailed to the Company's stockholders concurrently with this Proxy Statement, the proxy and the Notice of 2000 Annual Meeting of Stockholders. Additional copies may be obtained from the Investor Relations Department at the Company's principal executive offices.

      Upon written request addressed to the Investor Relations Department at the Company's principal executive offices from any person solicited herein, the Company will provide, at no cost, a copy of the Form 10-K Annual Report filed with the SEC for the fiscal year ended December 31, 1999.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Paul N. Clark
                                          Paul N. Clark
                                          Chairman of the Board of Directors,
                                          Chief Executive Officer and
                                           President

March 30, 2000
Bothell, Washington

                                                             Please mark
                                                             your votes
                                                             as indicated  __X__

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2.

1.   ELECTION OF DIRECTORS:        FOR all              WITHHOLD
     (INSTRUCTION: To withhold     nominees listed      AUTHORITY
     authority to vote for any     below (except as     to vote for all
     individual nominee strike     marked to the        nominees listed
     a like through the            contrary below)      below
     nominee's name)                   ______               ______

     Class I   Frank T. Cary
               James L. Ferguson
               David V. Milligan

2.   PROPOSAL TO RATIFY THE APPOINTMENT      FOR      AGAINST     ABSTAIN
     OF KPGM LLP as the Company's
     independent public accountants         _____      _____       _____
     for fiscal year 2000.

3. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                             --------|
                                     |
                                     |  Dated ____________________________, 2000
                                     |
                                        ________________________________________
                                        Signature

                                        ________________________________________
                                        Signature if held jointly

                                        Please sign exactly as name appears
                                        below. When shares are held by joint
                                        tenants, both should sign. When signing
                                        as attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such. if a corporation, please
                                        sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN
  THIS PROXY CARD PROMPTLY USING
      THE ENCLOSED ENVELOPE.

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

     PROXY

                               ICOS Corporation
                           22021 - 20th Avenue S.E.
                           Bothell, Washington 98021

          This Proxy is Solicited on Behalf of the board of Directors

     The undersigned hereby appoints Paul N. Clark, Gary L. Wilcox and Walter B. Wriston as Proxies, each with the power to appoint his substitute, and hereby authorized them to represent and to vote, as designated below, all the shares of Common Stock of ICOS Corporation held of record by the undersigned on March 8, 2000 at the annual meeting of stockholders to be held on May 4, 2000 or any adjournment or postponement thereof.

      (Continued, and to be marked, dated and signed on the other side.)

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